ASSET PURCHASE AGREEMENT

                                      among

                       Electro Scientific Industries, Inc.
                             an Oregon corporation,

                           Magellan Acquisition Corp.,
                             an Oregon corporation,

                                       and

                             Minnetonka Investments,
                         a Minnesota general partnership

                                       and

                              Thomas M. Randgaard,

                                       and

                                 Paul R. Sjolund


                                January 29, 1999


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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I     PURCHASE AND SALE OF ASSETS......................................1

              1.01.    Purchase and Sale.......................................1
              1.02.    Excluded Assets.........................................2
              1.03.    Assumption of Liabilities...............................2

ARTICLE II    PURCHASE PRICE...................................................2

              2.01.    Purchase Price..........................................2
              2.02.    Allocation of Purchase Price............................3
              2.03.    Registration of Shares..................................3

ARTICLE III   TRANSFER AND ASSIGNMENT OF ACQUIRED ASSETS;
              FURTHER ASSURANCES...............................................3

              3.01.    Instruments of Conveyance and Transfer..................3
              3.02.    Further Assurances......................................3

ARTICLE IV    CLOSING..........................................................4

              4.01.    Closing.................................................4
              4.02.    Payment at Closing......................................4
              4.03.    Buyer's Deliveries......................................4
              4.04.    Seller's Deliveries.....................................4

ARTICLE V     TRANSFER TAX AND FEES............................................4

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF BUYER..........................5

              6.01.    Authorization...........................................5
              6.02     Capitalization..........................................5
              6.03     SEC Reports and Financial Statements....................5
              6.04.    Compliance..............................................5
              6.05.    Consents................................................6
              6.06.    Brokers and Finders.....................................6

                                        i
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ARTICLE VII   REPRESENTATIONS AND WARRANTIES OF SELLER AND
              THE PARTNERS.....................................................6

              7.01.    Organization............................................6
              7.02.    Authority...............................................6
              7.03.    No Adverse Consequences.................................7
              7.04.    Brokers and Finders.....................................7
              7.05.    Litigation..............................................7
              7.06.    Compliance with Laws....................................7
              7.07.    Tangible Assets.........................................8
              7.08.    Title and Condition of Tangible Assets; Condition of
                       Real Property...........................................8
              7.09.    Absence of Certain Changes or Events....................9
              7.10.    Permits and Licenses................................... 9
              7.11.    Environmental Conditions...............................10
              7.12.    Filings and Notices....................................10
              7.13.    Consents and Approvals.................................11
              7.14.    Accredited Investor Status.............................11
              7.15.    Acquisition for Investment.............................11
              7.16.    Opportunity to Ask Questions...........................11
              7.17.    Rule 144...............................................11
              7.18.    No Other Assets........................................12
              7.19.    Reliance...............................................12
              7.20.    Definition of Knowledge................................12
              7.21.    Disclaimer.............................................12

ARTICLE VIII  COVENANTS OF SELLERS AND PARTNERS...............................13

              8.01.    Access to Properties, Books and Records................13
              8.02.    Negative Covenants.....................................13
              8.03.    Affirmative Covenants..................................13
              8.04.    No Negotiations with Others............................14
              8.05.    Third Party/Governmental Consents, Approvals
                       and Filings............................................14
              8.06.    Title Insurance........................................14

ARTICLE IX    JOINT COVENANTS.................................................15

              9.01.    Governmental Consents..................................15
              9.02.    Best Efforts; No Inconsistent Action...................15
              9.03.    Cooperation............................................15
              9.04.    Escrow Fees............................................15

                                       ii
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ARTICLE X     CONDITIONS TO OBLIGATIONS OF BUYER..............................16

              10.01.  Third Party Approvals...................................16
              10.02.  Waivers/Consents........................................16
              10.03.  Representations, Warranties and Covenants...............16
              10.04.  Adverse Proceedings.....................................16
              10.05.  No Adverse Change.......................................16
              10.06.  Instruments of Conveyance and Transfer..................17
              10.07.  Closing and Signing of Related Transaction..............17

ARTICLE XI    CONDITIONS TO OBLIGATIONS OF SELLER.............................17

              11.01.  Representations, Warranties and Covenants...............17
              11.02.  Adverse Proceedings.....................................17
              11.03.  Delivery of Buyer Closing Documents.....................18

ARTICLE XII   TERMINATION.....................................................18

              12.01.  Rights of Parties to Terminate..........................18

ARTICLE XIII  SURVIVAL........................................................18

              13.01.  Survival................................................18

ARTICLE XIV   CONFIDENTIALITY; PRESS RELEASES.................................18

ARTICLE XV    OTHER PROVISIONS................................................19

              15.01.  Benefit and Assignment..................................19
              15.02.  Entire Agreement........................................19
              15.03.  Fees and Expenses.......................................19
              15.04.  Risk of Loss............................................19
              15.05.  Amendment, Waiver, Etc..................................19
              15.06.  Headings................................................20
              15.07.  Choice of Law; Venue....................................20
              15.08.  Notices.................................................20
              15.09.  Breach; Equitable Relief................................21
              15.10.  Counterparts............................................21
              15.11.  Separability............................................21

                                       iii
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                             INDEX OF DEFINED TERMS

                                                                  Location of
     Term                                                          Definition
     ----                                                          ----------

     Acquired Assets.....................................................1.01
     Assumed Liabilities...............................................2.01-2
     Business.......................................................Recital A
     Buyer.......................................................Introduction
     Closing.............................................................4.01
     Closing Date........................................................4.01
     Contracts.........................................................1.01-3
     Disclosure Schedule.............................Article VII Introduction
     Encumbrances........................................................1.01
     Environmental Law..............................................7.11-3(a)
     Excluded Assets.....................................................1.02
     ESI.........................................................Introduction
     ESI's SEC Reports...................................................6.03
     Hazardous Substance............................................7.11-3(b)
     Leases............................................................1.01-6
     Loss...............................................................15.04
     Material Adverse Change.........................Article VII Introduction
     Material Adverse Effect.........................Article VII Introduction
     Merger Agreement...............................................Recital C
     Partners....................................................Introduction
     Permits.............................................................7.10
     Permitted Encumbrances............................................7.08-1
     Purchase Price......................................................2.01
     Real Property.....................................................1.01-2
     SEC.................................................................6.03
     Seller......................................................Introduction
     Shares............................................................2.01-1
     Tangible Personal Property..........................................7.07
     Taxes..........................................................Article V

                                       iv
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                                LIST OF EXHIBITS

Exhibit    Item                                           First Reference
-------    ----                                           ---------------

A          Real Property                                  1.01-2

A-1        Assumption Agreement                           2.01-2

B          Assignment and Bill of Sale                    3.01

B-1        General Warranty Deed                          3.01

                                        v
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                                LIST OF SCHEDULES


Schedule                Content
--------                -------

Schedule 1.02-2         Excluded Assets
Schedule 2.02-2         Assumed Liabilities
Schedule 2.02           Allocation of Purchase Prices
Schedule 4.03           Buyer Closing Documents
Schedule 4.04           Seller Closing Documents
Schedule 7.05           Litigation
Schedule 7.08-1         Permitted Encumbrances
Schedule 7.09           Changes Since 11/30/98
Schedule 7.10           Permits of Licenses (Certificate of Occupancy)
Schedule 7.11           Environmental Exceptions
Schedule 7.13           Consents and Approvals
Schedule 8.05           Third Party Consents

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of January 29, 1999 among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), Magellan Acquisition Corp., an Oregon corporation ("Buyer"), Minnetonka Investments, a Minnesota general partnership ("Seller"), and Thomas M. Randgaard and Paul R. Sjolund (collectively, the "Partners").

                                    RECITALS

     A. Partners are the owners of all of the partnership interests of Seller. Seller is the owner of certain equipment and certain real property, as hereinafter specifically identified, used or useful in the business (the "Business") of MicroVision Corp., a Minnesota corporation ("MicroVision").

     B. Seller desires to sell, and Buyer desires to purchase, said assets on the terms and conditions set forth in this Agreement.

     C. This Agreement is entered into pursuant to Section 2.4 of the Agreement of Reorganization and Merger dated January 28, 1999 among ESI, Magellan Merger Corp., MicroVision Corp., and Thomas M. Randgaard, Paul R. Sjolund and Mark W. Tschurr (the "Merger Agreement").

                                    AGREEMENT

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Assets

          1.01. Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 4.01, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all security interests, liens, claims, charges, mortgages, debts or other encumbrances of any kind (collectively referred to as "Encumbrances"), other than Permitted Encumbrances, as contemplated in Section 7.08-1 below, and Buyer agrees to purchase and accept from Seller, the following assets (the "Acquired Assets"):

               1.01-1. The personal property used in the Business (the "Equipment") identified on Exhibit B to the Lease Agreement dated January 17, 1995 (the "Lease") by and between Seller and MicroVision.

               1.01-2. The real property owned by Seller and used in the Business and legally described on Exhibit A hereto, including land and improvements thereon, easements, rights-of-way and other real property rights appurtenant thereto (collectively, the "Real Property");

               1.01-3. All rights, benefits and interests of Seller under the contracts, agreements, commitments, understandings, documents, instruments and warranties to which Seller is a party or by which Seller is bound which relate to the Acquired Assets (collectively, the "Contracts");

               1.01-4. All of Seller's interest in and to the Lease.

          1.02. Excluded Assets. The Acquired Assets shall not include the assets identified on Schedule 1.02-2 (collectively, the "Excluded Assets").

          1.03. Assumption of Liabilities. Except for the liabilities and obligations to be assumed by Buyer pursuant to this Agreement, Buyer will not assume and will not be liable for any other liabilities of Seller, known or unknown, contingent or absolute, accrued or other, other than all the liabilities incurred in connection with the Business.

                                   ARTICLE II

                                 Purchase Price

          2.01. Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall be:

               2.01-1. 24,500 shares of ESI's Common Stock (the "Shares"); and

               2.01-2. The assumption by Buyer, pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit A-1, of the obligations of Seller for the indebtedness listed on Schedule 2.01-2 hereto, which represents all the liabilities used in the Business (collectively referred to as the "Assumed Liabilities"). Buyer agrees to escrow with Chicago Title Insurance Company an amount sufficient to prepay, including any required prepayment premium and related costs and expenses, the SBA Loan described on
Schedule 2.01-2 (the "SBA Loan") and to execute all documents reasonably required by Chicago Title Insurance Company in connection therewith. Buyer agrees to obtain

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the consent of Firstar National Bank of Minnesota ("Firstar") to the assumption of indebtedness listed on Schedule 2.01-2 or shall satisfy the obligation in full, including accrued interest, within 30 days following the Closing Date, and will use best efforts to obtain the release of any guaranties of such indebtedness by Seller or the Partners.

          2.02. Allocation of Purchase Price. The Purchase Price shall be allocated for income tax purposes among the Acquired Assets in accordance with
Schedule 2.02, and Buyer and Seller shall be bound by that allocation. No party shall make any filing with any taxing authority that is inconsistent with the allocation in Schedule 2.02.

          2.03 Registration of Shares. Seller shall be permitted to register the Shares for resale on the same basis and under the same terms set forth in
Section 1.7.3 of the Merger Agreement.

                                   ARTICLE III

         Transfer and Assignment of Acquired Assets; Further Assurances

          3.01. Instruments of Conveyance and Transfer. The sale, conveyance, assignment, transfer and delivery of the Acquired Assets shall be effected by Seller's execution and delivery to Buyer, on the Closing Date, of a general warranty deed in the form attached hereto as Exhibit B-1 and a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit B. Seller shall also execute such documents and instruments reasonably required by Chicago Title Insurance Company to close the transaction contemplated by this Agreement.

          3.02. Further Assurances. Seller agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer in possession and operating control of the Acquired Assets, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, or to aid and assist in the collection of or reducing to possession by Buyer of, all of the Acquired Assets, or to vest in Buyer good, valid and marketable title to the Acquired Assets. Notwithstanding the foregoing, Buyer acknowledges the Equipment is located at the Real Property and Seller shall have no obligation to prepare or physically deliver the Equipment, which is being transferred to Buyer in place on a "where is" basis.

                                   ARTICLE IV

                                     Closing

          4.01. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Briggs and Morgan, P.A., 2400 IDS Center, Minneapolis, Minnesota, at 10:00 a.m. local time on January 29, 1999, or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

          4.02. Payment at Closing. Subject to the fulfillment or waiver of the conditions set forth in Article X hereof, Buyer shall pay to Seller the consideration contemplated under Section 2.01-1 hereof.

          4.03. Buyer's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article X hereof, at Closing Buyer shall deliver or execute and deliver to Seller the Assumption Agreement, a certificate in good delivery form representing the Shares and the documents and instruments reasonably required by Chicago Title Insurance Company to close the transaction contemplated by this Agreement. The Assumption Agreement shall be effective simultaneously as of the Closing, dated as of the Closing Date, and shall be executed, and where necessary acknowledged, by the party or parties required to give legal, binding effect to the document.

          4.04. Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article XI hereof, at Closing Seller shall deliver or execute and deliver to Buyer the documents required by Section 3.01, which shall be effective simultaneously as of the Closing, dated as of the Closing Date, and shall be executed, and where necessary acknowledged, by the party or parties required to give legal, binding effect to the document.

                                    ARTICLE V

                              Transfer Tax and Fees

         Seller shall be responsible for the expense and payment when due of the entire amount of all sales, documentary, transfer, excise, stamp, use, state deed or other taxes or conservation or recording fees imposed by reason of the purchase of the Acquired Assets. Seller shall file all necessary tax returns and pay all taxes due following the Closing Date when due.

                                   ARTICLE VI

                 Representations and Warranties of Buyer and ESI

     Buyer and ESI represent and warrant to Seller as follows:

          6.01. Authorization. Each of ESI and Buyer is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each of ESI and Buyer has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. Each of ESI and Buyer has full corporate power and authority to enter into this Agreement and carry out the terms hereof. Each of ESI and Buyer has duly executed and delivered this Agreement, and this Agreement is its valid and binding obligation enforceable against Buyer and ESI in accordance with its terms, except as enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally or by the availability of equitable remedies.

          6.02. Capitalization. ESI has authorized capital stock consisting of 40,000,000 shares of Common Stock, without par value, of which 11,404,077 shares were outstanding on November 30, 1998 and 1,000,000 shares of Preferred Stock, of which no shares were outstanding on November 30, 1998. All of the outstanding shares of capital stock of ESI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. The Shares will be duly authorized, validly issued and fully paid and nonassessable, and will not be issued in violation of preemptive or similar rights of any shareholder of ESI. Except (a) for shares issued to the shareholders of Testec, Inc. pursuant to an Agreement of Reorganization and Merger among ESI, Testec, Inc., TT Merger Corp. and the shareholders of Testec, Inc., (b) under the terms of the various employee or director benefit plans of ESI, or (c) as disclosed in ESI's SEC Reports (as defined below) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue any shares of capital stock.

          6.03. SEC Reports and Financial Statements. ESI has heretofore furnished the Partners with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the Securities and Exchange Commission (the "SEC") since May 31, 1998 and prior to the date of this Agreement (collectively, the "ESI's SEC Reports").

          6.04. Compliance. The execution, delivery and performance of this Agreement by Buyer and ESI, the compliance by Buyer and ESI with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

               6.04-1. The articles of incorporation or bylaws of Buyer or ESI;

               6.04-2. Any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer or ESI is a party or by which Buyer or ESI is bound; or

               6.04-3. Any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to Buyer or ESI.

          6.05. Consents. Except as set forth in Schedule 6.05, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by Buyer or ESI nor is any filing or registration required to be made therewith by Buyer or ESI for the consummation of the transactions described in this Agreement.

          6.06. Brokers and Finders. Neither ESI nor Buyer has employed any broker, finder or investment banker or incurred any liability for any commission, brokerage or investment banking fee or finder's fee in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VII

            Representations and Warranties of Seller and the Partners

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the Acquired Assets, and "Material Adverse Change" means any change that has resulted, will result or is reasonably likely to result in a Material Adverse Effect. Seller and each of the Partners covenant, represent and warrant to Buyer that, except as set forth in a Schedule attached hereto (each a "Disclosure Schedule"):

          7.01. Organization. Seller is a general partnership duly organized and validly existing under the laws of the State of Minnesota, and has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Partners are the sole partners of Seller and no person has any right to become a partner of Seller or to acquire any partnership interest in Seller.

          7.02. Authority. Seller has the full legal power and authority to enter into this Agreement and carry out its terms. Seller has taken all action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Seller and the Partners and is binding upon and enforceable against each of Seller and the Partners in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

          7.03. No Adverse Consequences. Subject to final payoff of the SBA Loan and the consent of Firstar to be obtained in accordance with Section 2.01-2 hereof, neither the execution and delivery of this Agreement by Seller or the Partners nor the consummation of the transactions contemplated by this Agreement will:

               7.03-1. Result in the creation or imposition of any lien, charge or encumbrance on any of the Acquired Assets,

               7.03-2. Violate or conflict with any provision of Seller's Partnership Agreement,

               7.03-3. Violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to either Seller or the Partners, or

               7.03-4. Either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to Seller under or constitute a default under any agreement, instrument, license or permit to which either Seller or the Partners are parties or by which any of them is bound, except as set forth on
Schedule 7.03-4.

          7.04. Brokers and Finders. Neither Seller nor the Partners have employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, except that Seller has employed NationsBanc Montgomery Securities LLC as its investment banker.

          7.05. Litigation. Except as set forth on Schedule 7.05, Seller has not been served with any claim or litigation and, to Seller's knowledge, no proceeding or governmental investigation is pending or threatened by or against or relating to Seller, the Partners or the Acquired Assets.

          7.06. Compliance with Laws. Seller has at all relevant times conducted its business in compliance with its Partnership Agreement and all applicable laws and regulations.

Seller is not in violation of any applicable laws or regulations which would have a Material Adverse Effect on the Acquired Assets. Seller is not subject to any outstanding order, writ, injunction or decree, and Seller has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

          7.07. Tangible Assets. [INTENTIONALLY DELETED]

          7.08. Title and Condition of Tangible Assets; Condition of Real Property.

               7.08-1. Seller owns all of the Acquired Assets free and clear of all mortgages, pledges, security interests, consignment interests, claims, charges or other encumbrances or restrictions of any kind, except as set forth on Schedule 7.08-1 hereof ("Permitted Encumbrances").

               7.08-2. Seller has good and absolute fee simple title to the Real Property, subject to the Permitted Encumbrances, and good and absolute title to the Equipment.

               7.08-3. The Equipment has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of the Business.

               7.08-4. No improvements on the Real Property violate any applicable material building code, zoning requirement or other statute or ordinances. Seller has not received any notice of any pending or contemplated special assessments against the Real Property.

               7.08-5. [INTENTIONALLY OMITTED]

               7.08-6. The plants, buildings and structures included in the Real Property have access to

               (a) public roads or perpetual easements over private streets or private property for ingress to and egress from the Real Property;

               (b) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as now conducted.

               7.08-7. None of the material structures on the Real Property encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of the Real Property.

               7.08-8. [INTENTIONALLY OMITTED]

               7.08-9. At the Closing, Seller shall cause conveyance to Buyer and Buyer will acquire good title to all the Acquired Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, other than the Permitted Encumbrances.

          7.09. Absence of Certain Changes or Events. Except as set forth on
Schedule 7.09, since November 30, 1998, there has not been:

               7.09-1. Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

               7.09-2. Any material damage, destruction or casualty loss, whether insured against or not, to any of the Acquired Assets;

               7.09-3 Any incurrence of any non-contract liability which, either singly or in the aggregate is material to the Acquired Assets;

               7.09-4. Any encumbrance or consent to encumbrance of the Acquired Assets; or

               7.09-5. Any incurrence of indebtedness resulting in aggregate indebtedness related to the Acquired Assets in excess of $765,000.

          7.10. Permits and Licenses. Schedule 7.10 contains a complete and correct list of all governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by Seller and which relate to the Acquired Assets, the expiration date for each such Permit, and whether such Permit is assignable to Buyer. Seller holds, and, to Seller's knowledge, at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. Seller is in compliance with all the terms of each Permit, and there are no claims of violation received by Seller of any Permit. Complete and accurate copies of all Permits have been delivered to Buyer.

          7.11. Environmental Conditions.

               7.11-1. Except as disclosed on Schedule 7.11, Seller's Real Property and assets are and have been in compliance with all Environmental Laws. All wastes generated in connection with Seller's business are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to Buyer.

               7.11-2. No Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Real Property or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Real Property. None of Seller's assets or the improvements on the Real Property have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any floor coverings, ceiling tiles, electrical transformer or capacitor located on the Real Property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment, other than in material compliance with Environmental Laws. No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with Seller's business, other than in material compliance with Environmental Laws. There are not and never have been any above-ground or underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed or decommissioned).

               7.11-3. As used in this Agreement:

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations; and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

          7.12. Filings and Notices. Seller has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable Minnesota law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to Buyer. To the knowledge of Seller, no part of the Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

          7.13. Consents and Approvals. Except as set forth in Schedules 7.13 or 7.10, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by Seller or the Partners.

          7.14. Accredited Investor Status. Each of the Partners is an "accredited investor" as defined in Rule 501 of the Securities and Exchange Commission. Each Partner has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

          7.15. Acquisition for Investment. Each Partner is acquiring the Shares for investment for his own account, and not with a view to, or for resale in connection with, any distribution of the Shares. Neither Partner is a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the Shares.

          7.16. Opportunity to Ask Questions. Each Partner acknowledges that he has had the opportunity to ask questions of and receive answers from officers and employees of Buyer about Buyer, the terms and conditions of the investment and to receive and review Buyer's SEC Reports (as defined below) and such documents concerning Buyer as he has reasonably requested.

          7.17. Rule 144. Seller and Partners have been informed by ESI that the Shares have not been registered under the Securities Act of 1933 (the "Act"), and that the Shares must be held for the time required by SEC Rule 144, unless
(i) the distribution for sale of the ESI Common Stock has been registered under the Act in accordance with Section 2.03 or otherwise, (ii) a sale of the Shares is made in conformity with the provisions of Rule 144, or (iii) in the opinion of counsel, which opinion is reasonably acceptable to ESI, some other exemption from registration is available with respect to any such sale, transfer or other disposition of the Shares.

               7.17-1 Stock Certificate Legends. Seller and Partners acknowledge and understand stock transfer instructions will be given to ESI's transfer agent with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitution therefor, the following legends:

          "The securities represented by this certificate have been issued without registration under the Securities Act of 1933 (the 'Act') or any state securities laws. They may not be sold, assigned, pledged or otherwise transferred for value unless they are registered under the Act and any applicable state securities laws or the Corporation receives an opinion of counsel satisfactory to it, or otherwise satisfies itself, that registration is not required."

          "The securities represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests and may not be sold, nor may the owner thereof reduce his risk relative thereto in any other way, until such time as the Corporation has published the financial results covering at least 30 days of combined operations after [here will be inserted the effective date of the Merger], the Effective Time of the merger through which the business combination was effected."

     Seller and Partners acknowledge and understand the Shares are (i) being issued in a business combination that is being accounted for as a pooling of interests and (ii) subject to the restrictions on transfer described above. Seller and Partners agree they will not sell, assign, transfer, pledge or otherwise dispose of any of the Shares or any interest therein until such time as ESI has published financial results covering at least 30 days of combined operations of MicroVision and ESI after the Closing Date. Upon the publication of such financial results, ESI will promptly provide instructions to its transfer agent to cause the "pooling legend" to be removed from the Shares held of record by Seller.

          7.18. No Other Assets. Except for the Acquired Assets, Seller has no right, title or interest in or to any operating assets of the Business.

          7.19. Reliance. Seller and the Partners recognize and agree that, notwithstanding any investigation by Buyer, Buyer is relying upon the representations and warranties made by Seller and the Partners in this Agreement.

          7.20 Definition of Knowledge. For purposes of this Agreement, the phrase "to the knowledge of Seller" and phrases of similar intent shall mean the actual knowledge of the Partners, including knowledge that an individual with responsibilities similar to the Partners would reasonably be expected to have in the ordinary course of performing his duties, without an obligation of independent investigation.

          7.21 Disclaimer. Except for the representations and warranties set forth herein, no representation or warranty of any type or kind is made by Seller as to the condition, quality, value, function, suitability for any particular purpose, or any other matter about or relating to the Acquired Assets.

                                  ARTICLE VIII

                        Covenants of Seller and Partners

          8.01. Access to Properties, Books and Records. Prior to the Closing Date, Partners and Seller shall, at Buyer's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of Buyer reasonable access during normal business hours to all properties, books and records relating to the Business and shall permit such persons, at Buyer's expense, to make copies of such books and records. In addition, Seller shall afford Buyer and its authorized representatives reasonable access to the Real Property for the purpose of conducting investigations and examinations thereof and for preparation of surveys, making appraisals and ascertaining the condition thereof. Buyer shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 8.01 as confidential in accordance with Article VIII hereof.

          8.02. Negative Covenants. Except as otherwise permitted by this Agreement or as set forth on Schedule 8.02, prior to the Closing Date, Seller shall not in connection with the Acquired Assets:

               8.02-1. Mortgage, pledge, otherwise encumber or subject to lien any of the Acquired Assets, or commit itself to do any of the foregoing;

               8.02-2. Dispose of, or agree to dispose of, any of the Acquired Assets or lease or license to others (including Partners), or agree so to lease or license, any of the Acquired Assets; or

               8.02-3. Agree or commit to do any of the foregoing.

          8.03. Affirmative Covenants. Except as otherwise permitted by this Agreement, prior to the Closing, Seller shall:

               8.03-1. Advise Buyer in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is reasonably likely to cause a Material Adverse Change in the Acquired Assets;

               8.03-2. When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Acquired Assets to which Seller is a party or by which it is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

               8.03-3. Maintain all of the tangible Acquired Assets in good operating condition, reasonable wear and tear excepted, consistent with past practices;

               8.03-4. Not cancel or change any policy of insurance (including self-insurance) or fidelity bond relating to the Acquired Assets or any policy or bond providing substantially the same coverage, unless such cancellation or change is effective only on or after the Closing; and

               8.03-5. Pay and discharge all taxes, assessments, governmental charges and levies imposed upon the Acquired Assets in all cases prior to the date on which penalties attach thereto.

          8.04. No Negotiations with Others. Partners and Seller shall refrain, and shall cause their employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any partnership interest in, Seller. Partners and Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          8.05. Third Party/Governmental Consents, Approvals and Filings. Except as disclosed on Schedule 8.05, prior to the Closing Date, Seller and Partners shall use their best efforts to (a) obtain waivers or consents from all other parties to the Contracts, as well as any obligation of Seller for borrowed money, (b) obtain consent from all applicable governmental entities and agencies that have issued any Permits where such consent is necessary, and (c) obtain all consents, authorizations or approvals (including the termination of any relevant waiting periods) of any other third parties required in connection with the performance of this Agreement by Seller or the consummation of the transaction contemplated by this Agreement. Prior to the Closing Date, Seller and the Partners shall make all registrations or filings with any governmental authority required for the consummation of the transaction contemplated hereby.

          8.06. Title Insurance. At the Closing, Seller and Partners shall furnish to Buyer a commitment for an ALTA extended coverage owner's policy of title insurance insuring fee title to the Real Property in Buyer in the amount of the total purchase price allocated to the Real Property as set forth on
Schedule 2.02, subject to Permitted Encumbrances and the general survey exception. The title company shall also provide such other endorsements as Buyer may require. Seller and Partners shall provide such affidavits and indemnity agreements and other instruments customarily reasonably required by the title company in similar circumstances to close the transaction contemplated by this Agreement.

Seller and Partners shall pay the abstracting costs associated with obtaining the title insurance commitment pursuant to this Section 8.06, and Buyer shall pay the commitment fee and premium for the title insurance policy and endorsements to be delivered to Buyer pursuant to this Section 8.06.

                                   ARTICLE IX

                                 Joint Covenants

     Buyer, Partners and Seller covenant and agree that they will act in accordance with the following:

          9.01. Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

          9.02. Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the opposing parties set forth in
Article 11 or 12 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this Section 9.02 shall limit the rights of the parties under Articles 11, 12 and 13.

          9.03. Cooperation. Each party to this Agreement will cooperate with the other in (a) preparing and filing all notices, applications, reports, and other instruments and documents which are required by any law, regulation or ordinance in connection with the transactions contemplated by this Agreement and
(b) obtaining consents or waivers from third parties required in connection with the transaction contemplated by this Agreement.

          9.04. Escrow Fees. The fees payable to Chicago Title Insurance Company in connection with the escrow described in Section 2.01-2 shall be shared equally by Buyer and Seller.

                                    ARTICLE X

                       Conditions to Obligations of Buyer

     The obligations of Buyer under Sections 1.01 and 2.01 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

          10.01. Third Party Approvals. All authorizations, consents and approvals of all governmental agencies and authorities and other third parties required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to Buyer.

          10.02. Waivers/Consents. Seller and Partners shall have obtained all waivers or consents from third parties relating to the items set forth on Schedules 7.10 and 7.13.

          10.03. Representations, Warranties and Covenants.

               10.03-1. All representations and warranties of Partners and Seller made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

               10.03-2. All of the terms, covenants and conditions to be complied with and performed by Partners and Seller at or prior to the Closing shall in all material respects have been complied with or performed thereby.

               10.03-3. Buyer shall have received a Certificate of Partners and Seller, dated as of the Closing Date and executed by the President of Seller and by Partners, to the effect that the representations and warranties of Partners and Seller contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that Partners and Seller have in all material respects each complied with or performed all terms, covenants and conditions to be complied with or performed by such party at or prior to the Closing.

          10.04. Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Buyer, Seller or Partners to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

          10.05. No Adverse Change. There shall not have been any Material Adverse Change to Seller or the Acquired Assets.

          10.06. Instruments of Conveyance and Transfer. Seller shall have delivered to Buyer the general warranty deed, assignment and bill of sale and other documents reasonably required by Chicago Title Insurance Company to close the transaction contemplated by this Agreement. Such instruments of transfer and conveyance of the Acquired Assets shall warrant to Buyer that the Acquired Assets are transferred to Buyer free and clear of all debts, liens, security interests, mortgages, trusts, claims or other liabilities or encumbrances whatsoever except as specifically permitted by this Agreement.

          10.07. Closing and Signing of Related Transaction. The transactions contemplated by the Merger Agreement shall close simultaneously with the Closing.

                                   ARTICLE XI

                       Conditions to Obligations of Seller

     The obligations of Seller under Section 1.01 and 3.01 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

          11.01. Representations, Warranties and Covenants.

               11.01-1. All representations and warranties of Buyer made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

               11.01-2. All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing shall in all material respects have been complied with or performed by Buyer.

               11.01-3. Seller shall have received a Certificate of Buyer and ESI, dated as of the Closing Date, executed by the President or other authorized officer of Buyer and ESI, to the effect that the representations and warranties of Buyer and ESI contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that Buyer and ESI have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by them at or prior to the Closing.

          11.02. Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Buyer, Seller or Partners to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

          11.03. Delivery of Buyer Closing Documents. Seller shall have received an executed copy of the Assumption Agreement and a certificate in good delivery form representing the Shares. Buyer shall have executed all documents and instruments reasonably required by Chicago Title Insurance Company to close the transaction contemplated by this Agreement.

                                   ARTICLE XII

                                   Termination

          12.01. Right of Parties to Terminate. This Agreement may be terminated by either party on the same basis as, but only simultaneously with, proper termination by either party to the Merger Agreement.

                                  ARTICLE XIII

                                    Survival

          13.01. Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect one year after the Closing Date.

                                   ARTICLE XIV

                         Confidentiality; Press Releases

     Seller and Partners agree to keep confidential and not disclose to third parties (except to legal, accounting and investment banking advisors for the purposes of evaluating the transactions contemplated by this Agreement) the terms and conditions or the existence of this Agreement, or the consummation of, or intention to consummate, the transactions contemplated by this Agreement, prior to or following the Closing, without the written consent of the other parties to this Agreement. Notwithstanding the foregoing, after having given prior notice to the other parties, a party to this Agreement may disclose such terms and conditions as necessary to comply with applicable laws, regulations or governmental rules, orders of any governmental entity.

                                   ARTICLE XV

                                Other Provisions

          15.01. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign its rights hereunder to any affiliate of Buyer, provided further, however, that no such assignment shall relieve Buyer or ESI from any liability hereunder. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

          15.02. Entire Agreement. This Agreement, including the schedules and the exhibits hereto, constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

          15.03. Fees and Expenses. Except as provided above or in the Merger Agreement, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys fees, incurred as a result breach of this Agreement by the other party.

          15.04. Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the Acquired Assets (a "Loss") from any cause shall be borne by Seller at all times prior to the Closing. If any such Loss occurs, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the Acquired Assets as soon as possible to their prior condition. The parties acknowledge that, so long as the Loss will not have a Material Adverse Effect, such Loss, by itself, shall not cause the Closing to be delayed.

          15.05. Amendment, Waiver, Etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

          15.06. Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

          15.07. Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to transfer of the Real Property shall also be governed by the real property laws of the State of Minnesota.

          15.08. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

          If to the Partners, to them at:

                 Thomas M. Randgaard
                 1730 Kenwood Parkway
                 Minneapolis, MN  55405

                 Paul R. Sjolund
                 4790 Baycliff Road
                 Excelsior, MN  55331

          with copies to:

                 Briggs and Morgan
                 2400 IDS Center
                 Minneapolis, MN 55402
                 Attention:  Michael J. Grimes
                 Fax:  (612) 334-8650

          If to Buyer or ESI, to it at:

                 13900 NW Science Park Drive
                 Portland, OR  97229
                 Attention:  President and Chief Executive Officer
                 Fax:  (503) 671-5698
          with copies to:

                 Stoel Rives LLP
                 900 SW Fifth Avenue, Suite 2600
                 Portland, OR  97204-1268
                 Attention:  Annette M. Mulee
                 Fax:  (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

          15.09. Breach; Equitable Relief. The parties acknowledge that the Acquired Assets and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

          15.10. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          15.11. Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                            [SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


     BUYER:                            MAGELLAN ACQUISITION CORP.


                                       By: J. L. REINHART
                                           -------------------------------------
                                           Joseph L. Reinhart
                                           Vice President, Business Development


     ESI:                              ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                       By: J. L. REINHART
                                           -------------------------------------
                                           Joseph L. Reinhart
                                           Vice President, Business Development


     SELLER:                           MINNETONKA INVESTMENTS



                                       By: PAUL R. SJOLUND
                                           -------------------------------------
                                           Name: Paul R. Sjolund
                                           Title: Partner


     PARTNERS:

                                       THOMAS M. RANDGAARD
                                       -----------------------------------------
                                       Thomas M. Randgaard


                                       PAUL R. SJOLUND
                                       -----------------------------------------
                                       Paul R. Sjolund

                                       23